Exhibit 5.1

MORGAN, LEWIS & BOCKIUS LLP

One Federal Street

Boston, Massachusetts 02110

May 11, 2015

PlasmaTech Biopharmaceuticals, Inc.

4848 Lemmon Avenue, Suite 517

Dallas, TX 75219

Re:	Registration Statement on Form S-8 Under the Securities Act of 1933, as amended

Dear Sir or Madam:

We have acted as counsel for PlasmaTech Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on May 8, 2015 (the “Registration Statement”).

The Registration Statement covers the registration of 5,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”), which are to be issued by the Company pursuant to the terms of the PlasmaTech Biopharmaceuticals, Inc. 2015 Equity Incentive Plan (the “Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Shares will be issued in accordance with the terms of the Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

This opinion is limited solely to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plan and against receipt of the consideration therefor specified by the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP